Exhibit 15.1

RAIT Financial Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

We have reviewed, in accordance with standards established by the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of RAIT Financial Trust and subsidiaries for the periods ended June 30, 2007 and 2006, as indicated in our report dated August 7, 2007 because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 is incorporated by reference in Registration Statements of RAIT Financial Trust on Form S-3 (File No. 333-144603; effective on July 16, 2007; File No. 333-139948, effective on January 12, 2007; File No. 333-139889, effective on January 10, 2007; File No. 333-103618, effective on March 14, 2003; File No. 333-69366, effective on October 18, 2001; and File No. 333-78519, effective on May 14, 1999) and Form S-8 (File No. 333-125480, effective on June 3, 2005; File No. 333-109158, effective on September 26, 2003; File No. 333-100766, effective on October 25, 2002; and File No. 333-67452, effective on August 14, 2001).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of a Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
August 7, 2007